Exhibit 99.1

350 Park Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

	Contact:	Jarrod Yahes
Head of Investor Relations
ExlService Holdings, Inc.
(212) 277-7109
ir@exlservice.com

	Contact:	Investors: Michael Polyviou
Press: Kerry Kelly-Guiliano
Financial Dynamics
(617) 747-3603
kerry.guiliano@fd.com

EXL REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS

AND PROVIDES GUIDANCE FOR FISCAL YEAR 2007

New York, NY – March 6, 2007 – ExlService Holdings, Inc. (NASDAQ: EXLS), a recognized provider of offshore solutions including business process outsourcing, research and analytics and risk advisory services, today announced its financial results for the fourth quarter ended December 31, 2006.

The Company’s fourth quarter highlights include:

•	Revenues for the quarter increased 97% to $39.3 million from $20.0 million in the fourth quarter of 2005 comprised of 63% organic revenue growth and 34% acquisition related growth.

•	Gross margin for the quarter was 42.9% compared to 37.5% in the fourth quarter of 2005.

•

Operating margin for the quarter was 16.4% compared to 10.6% in the fourth quarter of 2005; adjusted operating margin for the quarter, excluding the impact of stock-based compensation expense and amortization of intangibles, was 19.7% compared to 10.6% in the fourth quarter of 2005.

•

Net income to common stock holders for the quarter was $5.9 million compared to $3.0 million in the fourth quarter of 2005; net income to common stockholders for the quarter includes stock-based compensation expense and amortization of intangibles of $1.3 million and $0.0 million in the fourth quarter of 2006 and 2005, respectively.

Reconciliations of adjusted financial measures from GAAP are included at the end of this release.

Vikram Talwar, CEO and Vice-Chairman of EXL commented: “We are extremely pleased with both our financial and operating performance during the quarter as well as our continued execution of our strategic objectives to sustain long-term growth. EXL’s fourth quarter results showed strong revenue growth and a significant expansion in gross margin as well as operating margin. Our fourth quarter results were driven by strong performance across all three of our business lines and increasing acceptance of EXL’s solutions that are focused on providing clients a competitive edge by transforming and outsourcing their business processes.

Attrition continues to be a significant issue facing our industry. EXL’s attrition rate for billable employees during the fourth quarter was 41.9%. During calendar year 2006, our attrition rate was 38.8% as compared to 55.4% during calendar year 2005. We believe that our continued investment in employee retention, training and development, as well as our changing business mix, will decrease attrition over time and ensure that we continue to deliver to our own and our clients’ expectations. We believe that these investments will enable us to deploy the right resources and deliver high quality solutions that meet the business needs of our clients long into the future and that these are the right investments to make for EXL for the long-term.

We are happy to report that we have continued to build on the strength of our management team and have hired Matt Appel to become our Chief Financial Officer after the filing of our annual report on Form 10-K for fiscal year 2006. Matt is exceptionally qualified to become our CFO and brings to us a unique blend of functional experience, a deep background in BPO and a strong familiarity with India. Matt has over 30 years of experience in finance and BPO and was most recently Vice President, BPO Product Management at Electronic Data Systems where he was responsible for strategy and business plan development and investment prioritization for EDS’ BPO product portfolio”, concluded Mr. Talwar.

Rohit Kapoor, President and Chief Financial Officer of EXL noted: “As we progress in 2007, EXL will be making several key investments that will increase our expenses and decrease our gross margin and operating margin as compared to previous quarters. EXL’s sales and marketing expenses will continue to increase as we invest heavily in our front-end sales and client relationship management functions to better serve our clients. With a view to enabling us to scale more effectively, we will continue to strengthen our back-end support and enabling functions, add additional physical infrastructure, and drive additional management development programs and training initiatives. We will also continue to focus on reducing attrition and increasing our recruitment capabilities through various programs.

Our strong fourth quarter results reflect a confluence of several factors – a number of which are not expected to continue in the first quarter of 2007 or subsequent periods. Factors that are not expected to continue include a favorable foreign exchange rate environment, unexpected strength of the Risk Advisory business during the historically slow fourth quarter, higher utilization of our existing physical infrastructure, strong performance in our Research and Analytics business line that is project-based and a voluntary bonus reduction by select senior individuals in our Research and Analytics business line.”

Financial Highlights – Fourth Quarter 2006 and Fiscal Year Ended December 31, 2006

•

Revenues for the quarter ended December 31, 2006 increased 97% to $39.3 million from $20.0 million in the quarter ended December 31, 2005. Revenues for the year ended December 31, 2006 increased 65% to $121.8 million from $74.0 million in the year ended December 31, 2005.

•

Gross margin for the quarter ended December 31, 2006 was 42.9% and increased 540 basis points from 37.5% in the quarter ended December 31, 2005. Gross margins expanded primarily as a result of an increased pace of ramp ups from existing clients in our BPO business line, favorable exchange rate movements, higher utilization of the Company’s existing infrastructure and continued strong demand for services from the Risk Advisory Services and Research and Analytics business lines. Gross margin for the year ended December 31, 2006 was 39.4% compared to 35.6% in the year ended December 31, 2005.

•

Operating margin for the quarter ended December 31, 2006 was 16.4%, compared to 10.6% in the quarter ended December 31, 2005. Adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, for the quarter ended December 31, 2006 was 19.7% compared to 10.6% in the quarter ended December 31, 2005. Operating margin benefited from continued growth in our business, a lag in our hiring of senior personnel, and a voluntary bonus reduction of $0.6 million during the fourth quarter of 2006 pertaining to select senior individuals in our Research and Analytics business line permitted under the terms of the Inductis merger agreement in order to achieve the earnout amounts set forth in such agreement. Operating margin for the year ended December 31, 2006 was 12.4% compared to 7.5% in the year ended December 31, 2005. Adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, for the year ended December 31, 2006 was 15.0% compared to 7.6% in the year ended December 31, 2005.

•

Net income to common stockholders for the quarter ended December 31, 2006 was $5.9 million compared to $3.0 million in the quarter ended December 31, 2005; net income to common stockholders for the quarter includes stock-based compensation expense and amortization of intangibles of $1.3 million and $0.0 million in the fourth quarter of 2006 and 2005, respectively. Net income to common stockholders for the year ended December 31, 2006 was $13.4 million compared to $6.8 million in the year ended December 31, 2005; net income to common stockholders for the year ended December 31, 2006 includes stock-based compensation expense and amortization of intangibles of $3.2 million and $0.1 million in the year ended December 31, 2006 and 2005, respectively.

•

Revenues generated from the Company’s largest client was 27% for the quarter ended December 31, 2006 compared to 44% for the quarter ended December 31, 2005. Revenues generated from the Company’s three largest clients was 58% for the quarter ended December 31, 2006 compared to 64% for the quarter ended December 31, 2005. Revenues generated from the Company’s largest client was 34% for the year ended December 31, 2006 compared to 49% for the year ended December 31, 2005. Revenues generated from the Company’s three largest clients was 59% for the year ended December 31, 2006 compared to 74% for the year ended December 31, 2005.

Note: Results may not be comparable due to the inclusion of the financial results of Inductis, Inc. in our consolidated financial statements from July 1, 2006.

Recent Business Highlights

•

Strong growth and further penetration of our existing client base through significant expansion in both new and existing BPO processes. Revenue generated from the Company’s five largest clients grew 11% sequentially from the third quarter of 2006 to the fourth quarter of 2006.

•

Further cross-sell examples within our Research and Analytics business line as a result of our acquisition of Inductis. EXL’s BPO clients continued to transform their businesses by combining higher-value analytical solutions and knowledge process outsourcing with BPO.

•

Hiring of Matt Appel to become our Chief Financial Officer after the filing of our annual report on Form 10-K for fiscal year 2006. Matt has over 30 years of experience in finance and business process outsourcing and was most recently Vice President, BPO Product Management at Electronic Data Systems where he was responsible for strategy and business plan development and investment prioritization for EDS’ BPO product portfolio.

•

Hiring of Sridhar Kadaba as Vice President, Risk Advisory Services. Sridhar has over 25 years of experience in financial services and consulting industries. Prior to joining EXL, Sridhar served as a global financial services practice leader at Parson Consulting, a Principal with Ernst & Young and a Partner within the financial services division of Unisys Corporation. Sridhar will work in developing new value-added service offerings within EXL’s Risk Advisory Services business line.

•

Signing of a definitive agreement for the provision of services with a leading U.S. life insurance company to provide a range of BPO services. During its previous earnings call, EXL had announced its entry into a letter of agreement with this company.

•	Construction of a new facility in Noida to accommodate an additional 1,200 seats of capacity with its scheduled opening in the first quarter of 2007.

As of December 31, 2006, EXL had total employees of approximately 8,200, an increase of 49% from approximately 5,500 total employees at December 31, 2005. The Company’s headcount during the fourth quarter increased by approximately 300 employees. The attrition rate for billable employees during the fourth quarter was 41.9% as compared to 39.8% for the third quarter of 2006. For calendar year 2006, EXL’s attrition rate for billable employees was 38.8% as compared to 55.4% in calendar year 2005.

2007 Outlook

The Company is providing the following guidance:

•	Calendar year 2007 revenue range of $160 to $170 million.

•	Calendar year 2007 adjusted operating margin range, excluding the impact of stock-based compensation expense and amortization of intangibles, of 12%.

•	First quarter of 2007 expectation of slight decline in revenue and significant reduction in margins compared to the fourth quarter of 2006, in line with normal seasonal factors.

Conference Call

EXL will host a conference call on Tuesday, March 6, at 8:00 a.m. (ET) to discuss the Company’s quarterly results and discuss the Company’s operating performance and financial outlook. The conference call will be available live via the Internet by accessing the EXL web site at www.exlservice.com, where the accompanying presentation can also be accessed. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-800-418-7236 or 1-973-935-8757 and reference “EXL.” For those who cannot access the live broadcast, a replay will be available by dialing 877-519-4471 or 973-341-3080 and entering “8487475” from two hours after the end of the call until 11:59 p.m. (EST) on March 12, 2007. The replay will also be available at the EXL web site.

About ExlService Holdings, Inc.

ExlService Holdings, Inc. (NASDAQ: EXLS), is a recognized provider of offshore solutions including Business Process Outsourcing (BPO), research and analytics and risk advisory services. It primarily serves the needs of Global 1000 companies in the banking, financial services and insurance sector. EXL is headquartered at 350 Park Avenue, New York, NY. Find additional information about EXL at www.exlservice.com.

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in more details in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release.

You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect the Company. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Numbers in Thousands except Per Share Data)

	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Total Revenues	$121,768	$73,953	$39,315	$19,979

Cost of revenues (exclusive of depreciation and amortization)	73,837	47,597	22,459	12,493

Gross profit	47,931	26,356	16,856	7,486

Operating expenses:
General and administrative expenses	19,180	13,200	6,069	3,493
Selling and marketing expenses	4,740	1,685	1,656	472
Depreciation and amortization	8,940	5,889	2,685	1,411

Total operating expenses	32,860	20,774	10,410	5,376

Income from operations	15,071	5,582	6,446	2,110

Other income (expense):
Foreign exchange gain/(loss)	(288)	942	400	(580)
Interest and other income	1,909	693	996	192
Interest expense	(580)	(408)	(100)	(125)
Interest expense-redeemable preferred stock	—	(397)	—	—

Income before income taxes	16,112	6,412	7,742	1,597

Income tax provision/(benefit)	2,055	(647)	1,704	(1,610)

Net income	14,057	7,059	6,038	3,207

Dividends and accretion on preferred stock	(617)	(249)	(94)	(169)

Net income to common stockholders	$13,440	$6,810	$5,944	$3,038

Basic earnings per share to common stockholders	$0.59	$0.32	$0.22	$0.14

Diluted earnings per share to common stockholders	$0.58	$0.32	$0.22	$0.14

Weighted-average number of shares used in computing earnings per share:
Basic(1) (2)	22,864	21,175	26,663	21,203
Diluted(1)	23,033	21,591	26,895	21,587

(1)	The number of shares and earnings per share data has been adjusted to give effect to a stock split and conversion effected by the Company on October 24, 2006 in connection with the consummation of its initial public offering.
(2)	As of December 31, 2006, there were 28,262,289 shares of our common stock outstanding.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Numbers in Thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$85,366	$24,241
Restricted cash	1,093	767
Accounts receivable, net of allowance for doubtful accounts	26,801	14,613
Accounts receivable from related party	255	149
Employee receivables	639	382
Prepaid expenses	1,674	1,038
Deferred income taxes	3,571	1,165
Other current assets	3,322	959

Total current assets	122,721	43,314
Fixed assets, net	21,545	16,206
Intangibles, net of amortization	1,970	—
Goodwill	16,652	—
Restricted cash	302	211
Deferred income taxes	818	871
Other assets	1,601	1,974

Total assets	$165,609	$62,576

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,162	$1,392
Deferred revenue	6,377	7,609
Accrued employee cost	10,251	3,006
Other accrued expenses and current liabilities	14,337	6,319
Income taxes payable	2,706	778
Current portion of capital lease obligation	165	215
Deferred income tax liabilities	701	—

Total current liabilities	37,699	19,319

Senior long-term debt	—	5,584
Capital lease obligations, less current portion	228	256
Deferred income tax liabilities	146	—
Other non current liabilities	340	402

Total liabilities	38,413	25,561

Preferred Stock	—	6,071

Stockholders’ equity	127,196	30,944

Total liabilities and stockholders’ equity	$165,609	$62,576

EXLSERVICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Reconciliation of Adjusted Financial Measures to GAAP Measures

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), EXL has included in this release adjusted operating measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that these adjusted financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results because the adjustments eliminate the impact of the following two items which are not indicative of the Company’s ongoing performance: (i) differences in stock compensation accounting policies between periods and (ii) significant expenses associated with the amortization of Inductis Inc. acquisition-related intangibles. The Company also believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, the Company’s inability to predict its future stock-based compensation expense under FAS 123R and the amortization of intangibles associated with further acquisitions. The adjusted financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from those financial statements should be carefully evaluated.

The following table shows the reconciliation of these adjusted financial measures from GAAP for the three month period ended December 31, 2006 and December 31, 2005:

($ in thousands)

	Three Months Ended December 31,				Three Months Ended December 31,
	2006 US GAAP	Adjustments		2006 Non-GAAP	2005 US GAAP	Adjustments		2005 Non-GAAP
Revenues	$39,315	$—		$39,315	$19,979	$—		$19,979
Cost of revenues (exclusive of depreciation and amortization)	22,459	(217	)(a)	22,242	12,493	—		12,493

Gross profit	16,856	217		17,073	7,486	0		7,486
Gross Margin %	42.9%			43.4%	37.5%			37.5%
Selling, general and administrative expenses	7,725	(477	)(a)	7,248	3,965	(16	)(a)	3,949
Depreciation and amortization expense	2,685	(590	)(b)	2,095	1,411			1,411

Income from operations	6,446	1,284		7,730	2,110	16		2,126
Operating Margin %	16.4%			19.7%	10.6%			10.6%

Note:

The income statement for three months ended December 31, 2005 does not include results from Inductis, Inc. operations

(a)	To exclude stock-based compensation expense under FAS 123R (in 2006) and APB 25 (in 2005)
(b)	To exclude amortization of intangibles recorded in the quarter ending December 31, 2006 in connection with the Inductis acquisition

The following table shows the reconciliation of these adjusted financial measures from GAAP for the year ended December 31, 2006 and December 31, 2005:

	Year Ended December 31,				Year Ended December 31,
	2006 US GAAP	Adjustments		2006 Non-GAAP	2005 US GAAP	Adjustments		2005 Non-GAAP
Revenues	$121,768	$—		$121,768	$73,953	$—		$73,953
Cost of revenues (exclusive of depreciation and amortization)	73,837	(465	)(a)	73,372	47,597	—		47,597

Gross profit	47,931	465		48,396	26,356			26,356
Gross Margin %	39.4%			39.7%	35.6%			35.6%
Selling, general and administrative expenses	23,920	(1,509	)(a)	22,411	14,885	(66	)(a)	14,819
Depreciation and amortization expense	8,940	(1,180	)(b)	7,760	5,889			5,889

Income from operations	15,071	3,154		18,226	5,582	66		5,648
Operating Margin %	12.4%			15.0%	7.5%			7.6%

Note:

The income statement for Year ended December 31, 2005 does not include results from Inductis, Inc. operations

(a)	To exclude stock-based compensation expense under FAS 123R (in 2006) and APB 25 (in 2005)
(b)	To exclude amortization of intangibles recorded in the year ending December 31, 2006 in connection with the Inductis acquisition